Term Sheet

Filed pursuant to Rule 433

Registration Statement No. 333-282373

January 27, 2025

United Mexican States

Final Terms and Conditions

4.625% Notes due 2033

Issuer:	United Mexican States

Transaction:	4.625% Notes due 2033 (the “2033 Notes”)

Issue Currency:	Euro

Issue Size:	€1,400,000,000.00

Ratings:	Baa2 / BBB / BBB- (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	May 4, 2033

Pricing Date:	January 27, 2025

Settlement Date:	February 4, 2025 (T+6)

Coupon:	4.625%

Coupon Payment Frequency:	Annual

Issue Price:	99.057%, plus accrued interest, if any, from February 4, 2025

Yield to Maturity:	4.769%

Re-offer Spread over Interpolated Mid-Swap:	230 bps

Reference Interpolated Mid Swap Rate:	2.469%

Reference Mid Swap Rate:	2.465% (8-year) 2.482% (9-year)

Re-offer Spread over Reference Benchmark:	234.1 bps

Reference Benchmark:	DBR 2.300% due February 2, 2033

Reference Benchmark Price:	99.072%

Interest Payment Date:	Annually on May 4 of each year, commencing on May 4, 2025

Optional Redemption:

Mexico will have the right at its option, upon giving not less than 10 days’ nor more than 60 days’ notice, to redeem the 2033 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to:

(a) if redeemed prior to February 4, 2033 (three months prior to the maturity date of the 2033 Notes) (the “2033 Notes Par Call Date”), the principal amount thereof, plus the Make-Whole Amount (as defined below), or

(b) if redeemed on or after the 2033 Notes Par Call Date, the principal amount thereof,

plus, in each case interest accrued but not paid on the principal amount of such 2033 Notes to the date of redemption.

“Make-Whole Amount” for this purpose means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the 2033 Notes to be redeemed (exclusive of interest accrued but not paid to the date of redemption), discounted to the redemption date (assuming the 2033 Notes matured on the 2033 Notes Par Call Date) on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Benchmark Rate (as defined under Description of the Notes—Optional Redemption – 2033 notes in the Prospectus Supplement) plus 35 basis points over (ii) the principal amount of such 2033 Notes.

Gross Proceeds	€1,386,798,000.00

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	Securities and Exchange Commission (“SEC”) Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the 2033 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.170%

Listing/Trading:	Application will be made to the Euro MTF Market of the Luxembourg Stock Exchange (the “Euro MTF”).The Euro MTF is not a regulated market for the purposes of Directive 2014/65/EU or Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended.

ISIN:	XS2991917530

Joint Book-Running Managers /Allocation:	BNP PARIBAS (20%) Crédit Agricole Corporate and Investment Bank(20%) Deutsche Bank AG, London Branch (20%) HSBC Bank plc (20%) Société Générale (20%)

Stabilization:	FCA/ICMA

Prohibition of Sales to EEA Retail Investors:	Applicable

Prohibition of Sales to UK Retail Investors:	Applicable

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated September 27, 2024 accompanies this free writing prospectus and is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312524227931/d882391dsb.htm

A preliminary prospectus supplement, subject to completion, dated January 27, 2025, for the 2033 Notes, is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312525012640/d880853d424b2.htm

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2023 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312524173170/d821860d18k.htm

Amendment No. 1 to the Annual Report on Form 18-K/A as filed with the SEC on September 26, 2024 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312524226721/d882200d18ka.htm

Amendment No. 2 to the Annual Report on Form 18-K/A as filed with the SEC on January 6, 2025 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312525001856/d882494d18ka.htm

Amendment No. 3 to the Annual Report on Form 18-K/A as filed with the SEC on January 13, 2025 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312525005123/d899841d18ka.htm

The issuer has filed a registration statement (including the prospectus) and the preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the SEC at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP PARIBAS at +1 (800) 854-5674 (toll free), Crédit Agricole Corporate and Investment Bank at +44 (0) 774 103 2491, Deutsche Bank AG, London Branch at +44 207 545 4361, HSBC Bank plc at +44 20 7991 8888 and Société Générale at +33 1 42 13 32 16.

MiFID II and UK MiFIR professionals/ECPs only / No EU PRIIPs or UK PRIIPs KID: Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The 2033 Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such 2033 Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2033 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Term Sheet

United Mexican States

Final Terms and Conditions

5.125% Notes due 2037

Issuer:	United Mexican States

Transaction:	5.125% Notes due 2037 (the “2037 Notes”)

Issue Currency:	Euro

Issue Size:	€1,000,000,000.00

Ratings:	Baa2 / BBB / BBB- (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	May 4, 2037

Pricing Date:	January 27, 2025

Settlement Date:	February 4, 2025 (T+6)

Coupon:	5.125%

Coupon Payment Frequency:	Annual

Issue Price:	99.525%, plus accrued interest, if any, from February 4, 2025

Yield to Maturity:	5.181%

Re-offer Spread over Interpolated Mid-Swap:	265 bps

Reference Interpolated Mid Swap Rate:	2.531%

Reference Mid Swap Rate:	2.528% (12-year) 2.539% (13-year)

Re-offer Spread over Reference Benchmark:	254.4 bps

Reference Benchmark:	DBR 4.000% due January 4, 2037

Reference Benchmark Price:	113.792%

Interest Payment Date:	Annually on May 4 of each year, commencing on May 4, 2025

Optional Redemption:

Mexico will have the right at its option, upon giving not less than 10 days’ nor more than 60 days’ notice, to redeem the 2037 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to:

(a) if redeemed prior to February 4, 2037 (three months prior to the maturity date of the 2037 Notes) (the “2037 Notes Par Call Date”), the principal amount thereof, plus the Make-Whole Amount (as defined below), or

(b) if redeemed on or after the 2037 Notes Par Call Date, the principal amount thereof,

plus, in each case interest accrued but not paid on the principal amount of such 2037 Notes to the date of redemption.

“Make-Whole Amount” for this purpose means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the 2037 Notes to be redeemed (exclusive of interest accrued but not paid to the date of redemption), discounted to the redemption date (assuming the 2037 Notes matured on the 2037 Notes Par Call Date) on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Benchmark Rate (as defined under Description of the Notes—Optional Redemption – 2037 notes in the Prospectus Supplement) plus 40 basis points over (ii) the principal amount of such 2037 Notes.

Gross Proceeds	€995,250,000.00

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	Securities and Exchange Commission (“SEC”) Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the 2037 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.170%

Listing/Trading:	Application will be made to the Euro MTF Market of the Luxembourg Stock Exchange (the “Euro MTF”). The Euro MTF is not a regulated market for the purposes of Directive 2014/65/EU or Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended.

ISIN:	XS2991917613

Joint Book-Running Managers /Allocation:	BNP PARIBAS (20%) Crédit Agricole Corporate and Investment Bank(20%) Deutsche Bank AG, London Branch (20%) HSBC Bank plc (20%) Société Générale (20%)

Stabilization:	FCA/ICMA

Prohibition of Sales to EEA Retail Investors:	Applicable

Prohibition of Sales to UK Retail Investors:	Applicable

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated September  27, 2024 accompanies this free writing prospectus and is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312524227931/d882391dsb.htm

A preliminary prospectus supplement, subject to completion, dated January 27, 2025, for the 2037 Notes, is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312525012640/d880853d424b2.htm

Mexico’s annual report on Form 18-K for the fiscal year ended December  31, 2023 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312524173170/d821860d18k.htm

Amendment No. 1 to the Annual Report on Form 18-K/A as filed with the SEC on September 26, 2024 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312524226721/d882200d18ka.htm

Amendment No. 2 to the Annual Report on Form 18-K/A as filed with the SEC on January 6, 2025 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312525001856/d882494d18ka.htm

Amendment No. 3 to the Annual Report on Form 18-K/A as filed with the SEC on January 13, 2025 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312525005123/d899841d18ka.htm

The issuer has filed a registration statement (including the prospectus) and the preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the SEC at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP PARIBAS at +1 (800) 854-5674 (toll free), Crédit Agricole Corporate and Investment Bank at +44 (0) 774 103 2491, Deutsche Bank AG, London Branch at +44 207 545 4361, HSBC Bank plc at +44 20 7991 8888 and Société Générale at +33 1 42 13 32 16.

MiFID II and UK MiFIR professionals/ECPs only / No EU PRIIPs or UK PRIIPs KID: Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EU PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The 2037 Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such 2037 Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2037 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.